Exhibit 2.1.5

Articles of Amendment
to
Articles of Incorporation
of

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS

2016 DEC 12 PM 3:39

SMART RX SYSTEMS, INC.

(Name of Corporation as currently filed with the Florida Dept. of State)

P13000068431
(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

____ *The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."*

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent ________________________

____
(Florida street address)

New Registered Office Address: ____________________, Florida ________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

Page 1 of 5

►·- Ir amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Offlc~r and/or' Director being added: (Allach additional sheets, if necessary) Please note the officer/director title by the first feller of the office title: P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief F.xecutive Officer: CFO = Chief Financial Officer. If an officer/director holds more than one title, list the f,rst letter of each office held President, Treasurer, Direclor would be PTD. Changes should be noted In the following manner. Currently John Doe is listed as the PST and Mike Jones is llsted as the V There is a change, Mike Jones leaves the corpora/ion. Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, Vas Remove, and Sally Smith. SV as an Add. Example: X.Change PT John Doe K_Remove ...X.Add Type of Action (Check One) I )XXX.Cbange Add Remove 2) __ Change XXXADD Remove 3) __ Change X!!,Add Remove 4) __ Change Add Remove JJ __ Change Add __ Remove 6) __ Change Add Remove y_ sv Title P.D,S T,D s Mike Jones Sally Smith SANDEEP MATHOW SANTO ROHATGI MICHAEL SCILLIA Page 2 of5 5703 RED BUG LAKE RD. #256 WINTER SPRINGS, FL. 32708 4737 N. OCEAN DR. #113 LBTS, FL 33308

E. If amending or a11ding additional Articles. enter cbange(s) here: (Attach additional sheets, if necessary). (Be specific) A-me ,1.-J :'S ARTICLES IV & V, AS ATTACHED F. If an amendment provides for an exchange. reclassification, or cancellation of Issued sham, provisions for Implementing the amendment lfnot contained In the amendment itself; (if not applicable, indicate NIA) Pagel ofS

-----------------· ------- - . ARTICLES OF INCORPORATION OF .. SMART RX SYSTEMS, INC. The language inserted below shall replace in its entirety, Articles IV and V, their Amendments or Re-Statements of the same Article number stated below, resolved and filed prior to November 30, 2016. ARTICLE IV CAPITAL STOCK OF THE CORPORATION The capital stock of the Corporation shall consist of (a) 100,000,000 shares of Common Stock, $0.000 I par value per share ("Common Stock"), of various Classes of voting shares and various Series of non-voting shares, as determined and allocated by the Board of Directon.; and (b) 50,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock", of various Series of non-voting shares, as determined and allocated by the Board of Directors. Each Class or Series shall respectively possess the rights, powers and preferences as set forth by resolution of the Board of Directors, but once resolved, any changes to the rights, powers, preferences or features of any Class or Series of Common or Preferred Stock requires a 213's vote of the respective holders of that applicable Class or Series of Stock. The descriptions of the Original Common Shares, Class A Common Shares and Founders' Non-Voting Preferred Shares, as resolved by the Board of Directors, and filed with the State of Florida March 25, 2015, remain active in this Article IV. The Board may issue other Classes and Series of Common and Preferred Stock without re-statement of these Articles pursuant to the By-Laws of the Corporation. ARTICLEV BOARD OF DIRECTORS The tenns, conditions and rules governing the Board of Directors shall be as prescribed by the Corporation's By Laws, as amended from time to time.

. ' t •.. ::·r• The date of each amendment(s) adoption:_J_A_N..,U.._A ...... R_Y._8_, 1 ._2_.0_1_6 _______________ . -_,,_. ,_-_-:-_• ·--~-~----·_,,:·:jfother,Jhan the date this document wlcisigned. · ;i1iis10N 1\· •''"!•·'.•'-:!•~_!,[ n· .: Effective date i~ applicable: 201~ nee I 2 f!M J: 39 (no more 1han 90 days after amendmen/ file dale) ~ '· - - - Note: lfthe date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records. Adopdoo of Amendment(s) (CHECK ONE) X The amendment(s) was/were adopted by the shareholders. The number of votes cast for theamendment(s) by the shareholders was/were sufficient for approval. D The amendment(s) was/were approved by the shareholders through voting groups. The following statemerll must be separately provided for each voting group entitled to vote separately on the amendment(s): "The number of votes cast for the amendment(s) was/were sufficient for approval by _________________________ _ (voting group) D The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required. D The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required. Dated NOV. 30, 2016 Signature_ (By a director, president or other officer - if directors or officers have not been selected, by an incorporator- ifin the hands ofa receiver, trustee, or other court appointed fiduciary by that fiduciary) SANTIJ ROHA TGI -== (Typed or printed name of person signing) DIRECTOR AND CFO (Title of person signing) SEE ATTACHED NEXT PAGE Page 4 of5